Enertopia Corporation
950-1130 West Pender Street
British Columbia, Canada V6E 4A4

CONFIDENTIAL

February 7, 2014

Wisplite Technologies Incorporated
RPO 75197
White Rock, British Columbia
Canada V4A 0B1
Attention: Andrea L. Taggart, President and CEO and Ryan Lailey, Director

Wisplite Technology Group Incorporated
RPO 75197
White Rock, British Columbia
Canada V4A 0B1
Attention: Andrea L. Taggart, President and CEO

CEX Holdings Limited
C/O Heighington Law Firm
730 1015 4th Street SW
Calgary,AB
Canada T2R 1J4
Attention: Ryan Lailey, Director

Dear Sirs/Madam:

Re:   Letter of Intent

This binding Letter of Intent ("LOI") shall set forth the basic terms of the recent discussions between Enertopia Corporation ("Enertopia") and Wisplite Technologies Incorporated ("WTI") and Wisplite Technologies Group Incorporated (“WTGI”) and CEX Holdings Limited (“CEX”) (collectively, the "Parties") with regard to the acquisition (the "Acquisition") by Enertopia of all of the issued and outstanding shares of WTI.

1.

Acquisition Structure. In accordance with the terms of a formal and definitive agreement to be entered into between Enertopia and the current shareholders of WTI (the "Shareholders) (the "Definitive Agreement"), Enertopia shall be entitled to acquire all of the issued and outstanding shares of WTI from the Shareholders. WTGI and CEX are the majority shareholders of WTI. WTI owns certain proprietary technologies, inventions, products, processes, formulae, designs, data, information and materials related to portable vaporizing devices. The terms of the Acquisition will be as follows:

(a)

Upon the execution of this LOI, Enertopia shall pay to WTI the sum of $85,000 which is for the payment of patent payments and associated costs due on or before February 7, 2014 which amount shall be non-refundable.

(b) Upon closing, which is to occur on or before February 28, 2014 or such other date as the Parties may agree, acting reasonably (the "Closing"), Enertopia shall pay to WTI, the sum of $300,000.

(c)

Enertopia shall also commit a minimum of $360,000 toward the operation of the business of WTI (which includes salaries, consulting fees) for the 12 months following the Closing, such sum to be payable in three equal quarterly installments of $120,000 (the "Operational Funding"). Enertopia will provide office space at its head office for Ms. Taggart.

(d) Enertopia shall issue an aggregate of 10,000,000 common shares of Enertopia (the "Shares"), as set forth below:

(i) 5,000,000 Shares shall be issued on Closing; and

(ii)

5,000,000 Shares shall be issued within 30 days of WTI completing the filing of one or more patent applications for its next generation atomizer-less and battery- less technology (the "Patent Applications"), as long as such filings are completed within 12 months of Closing.

(e)

Enertopia understands and acknowledges that WTI has a finder’s fee agreement in place with Wolverton Securities Ltd. (“Wolverton”) and that Wolverton introduced Enertopia to WTI for the purposes of the Acquisition. Wolverton will be paid a cash fee and will be entitled to a portion of the Shares to be issued to the Shareholders. The Shares will be issued to the Shareholders, on a pro-rata basis, and Wolverton, pursuant to its finder’s fee agreement with WTI. The Shareholders shall provide such acknowledgements and certificates as may be required by Enertopia pursuant to applicable securities laws. In addition, the Parties acknowledge that an associate of an employee and director of Wolverton has indirect ownership of over 20% of the issued and outstanding common shares of CEX.

2.

Definitive Agreement and Closing. Acceptance of this LOI shall be followed by the negotiation and acceptance of the Definitive Agreement which shall incorporate the terms and conditions of this LOI and such other terms, conditions, representations and warranties as are customary for transactions of this nature or as may be reasonably requested by the Parties. This LOI does not set forth all of the matters upon which agreement must be reached in order for the proposed acquisition to be consummated. Completion of the Definitive Agreement shall be followed with Closing of the Acquisition on or before February 28, 2014, or such other date as the Parties may agree, acting reasonably.

3.	Management Agreement. The Definitive Agreement will provide for the implementation of a management agreement for Andrea Taggart effective for minimum of 12 months following Closing.

4.	Binding Nature. This LOI is intended to create binding obligations between the Parties, to be replaced and superseded by the Definitive Agreement.

5.	Conditions Precedent. Execution of the Definitive Agreement shall be conditional upon:

a.

Due Diligence. Completion of a satisfactory due diligence review by each of Enertopia and WTI which due diligence reviews shall be completed or this condition waived on or before execution of the Definitive Agreement;

	b.	Board Approval. Approval by the board of directors of Enertopia prior to execution of the Definitive Agreement; and

	c.	Board & Shareholder Approval. Approval by the board of directors and shareholders of WTI prior to the execution of the Definitive Agreement.

6.

Expenses. Each Party shall be responsible for such Party's own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date of this LOI and all legal and accounting fees and disbursements relating to preparing the Definitive Agreement or otherwise relating to the Acquisition.

7.

Access to Information. Upon acceptance of this LOI and until the earlier of completion of the Acquisition or February 28, 2014 or such other date as agreed to between the parties each of Enertopia and WTI will allow the other and their authorized representatives, including legal counsel and consultants, full, free and unfettered access to all information, books or records of such party including, but not limited to, all existing data regarding the Business in the possession of WTI, for the purpose of the transactions contemplated herein. Each of Enertopia and WTI agree that all information and documents so obtained will be kept confidential and the contents thereof will not be disclosed to any person without the prior written consent of the other, all as further set out in Section 8 hereof, provided however, that WTI acknowledges that Enertopia has certain disclosure obligations pursuant to securities regulatory requirements and the policies of the Canadian Securities Exchange.

8.	Confidentiality.

a.

Each of Enertopia and WTI acknowledge that each will be providing to the other information that is non-public, confidential, and proprietary in nature (the "Confidential Information"). Each of Enertopia and WTI (and their respective affiliates, representative, agents and employees) will keep the Confidential Information confidential and will not, except as otherwise provided below, disclose such information or use such information for any purpose other than for negotiation of the Definitive Agreement and the evaluation and consummation of the Acquisition provided however that this provision shall not apply to information that: (i) becomes generally available to the public absent any breach of this provision; (ii) was available on a non-confidential basis to a Party prior to its disclosure pursuant to this LOI; or (iii) becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential.

b.

Each Party hereto agrees that it will not make any public disclosure of the existence of this LOI or of any of its terms without first advising the other party of the proposed disclosure, unless such disclosure is required by applicable law or regulation, and in any event the Party contemplating disclosure will inform the other Party of and obtain its consent to the form and content of such disclosure, which consent shall not be unreasonably withheld or delayed.

c.

Each Party hereto agrees that immediately upon any discontinuance of activities by either party such that the Acquisiton will not be consummated, each Party will return to the other all Confidential Information.

9.

Conduct of Business. During the period during which this LOI remains in effect, WTI will conduct its business in a reasonable and prudent manner in accordance with past practices, preserve its existing business organization and relationships, preserve and protect its properties and conduct its business in compliance with all applicable laws and regulations.

10.

Termination. In the event that this LOI is not superseded by the Definitive Agreement and/or Closing or before February 28, 2014, or such other date as the Parties may agree, acting reasonably, the terms of this LOI will be of no further force or effect except for Sections 1(a), 6, 8, 10 and 11. If the Definitive Agreement is not entered into by WTI through no material fault or failure on the part of Enertopia, then the sum $85,000 advanced by Enertopia pursuant to Section 1(a) hereof shall be considered a loan by Enertopia to WTI, due and payable on demand, and shall be secured by all present and after acquired property of WTI, pursuant to a general security agreement to be provided by WTI.

11.

Governing Law. This LOI shall be construed in all respects under and be subject to the laws of the Province of British Columbia and the laws of Canada applicable therein which are applicable to agreements entered into and performed within the Province of British Columbia.

12.

Execution. This LOI may be executed in one or more counterparts and a facsimile or PDF counterpart of this LOI bearing the signature of a Party hereto shall be effective for all purposes and binding on each Party hereto.

If this LOI is acceptable, please communicate your acceptance by signing below and returning such executed copy to Enertopia. Upon receipt of a fully executed copy of this agreement, Enertopia will cause to be paid to WTI, in such manner as you may direct, the sum of $85,000 representing the initial non refundable payment, subject to Section 10 hereof.

Yours very truly,

ENERTOPIA CORPORATION

Per: _______________________
            Authorized Signatory

THIS LETTER OF INTENT is hereby accepted on the terms and conditions set forth herein this 7 day of February, 2014:

WISPLITE TECHNOLOGIES INCORPORATED

Per: _______________________
            Authorized Signatory

WISPLITE TECHNOLOGY GROUP INCORPORATED

Per: _______________________
            Authorized Signatory

ANDREA L. TAGGART

Per: _______________________
            Authorized Signatory

CEX HOLDINGS LIMITED

Per: _______________________
            Authorized Signatory